Exhibit 4.2

OPENTABLE, INC.

AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

October 28, 2004

OPENTABLE, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 28th day of October 2004, by and among OpenTable, Inc. (the “Company”) and the investors listed on Exhibit A hereto, each of which is herein referred to as an “Investor.”

RECITALS

WHEREAS, the Company desires IAC/InterActiveCorp to purchase shares of the Company’s Series B Preferred Stock pursuant to that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, the Investors who hold shares of the Company’s Series A Preferred Stock (the “Series A Holders”) and the Company are party to that certain Investors’ Rights Agreement dated February 7, 2003 (the “Prior Agreement”) and wish to amend and restate such agreement in favor of this Agreement; and

WHEREAS, in order to induce the Company and the Series A Holders to approve the issuance of the Series B Preferred Stock and to induce IAC/InterActiveCorp to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company and Investors agree as follows:

AGREEMENT

1.                                      REGISTRATION RIGHTS.

The Company and the Investors covenant and agree as follows:

1.1                               Definitions.

For purposes of this Section 1:

(a)                                  The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b)                                 The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock issued pursuant to the Purchase Agreement; (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed above; and (iii) any shares of Common Stock or other securities issued or issuable in respect of the shares described in (i) or (ii) above upon any stock split, stock dividend, recapitalization or similar event, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.  Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(c)                                  The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities;

(d)                                 The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof;

(e)                                  The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Securities Act.

(f)                                    The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC; and

(g)                                 The term “SEC” means the Securities and Exchange Commission.

1.2                               Request for Registration.

(a)                                  Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) five years from the date of this Agreement, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least thirty-five percent (35%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $15,000,000), then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its reasonable best efforts to effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with this Section 1.2 and Section 3.5.

(b)                                 If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a).  The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders.  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities), then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i)                                     After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii)                                  During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iii)                               If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below; or

(iv)                              if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of

Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.3                               Company Registration.

(a)                                  If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)                                 The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

1.4                               Form S-3 Registration.

In case the Company shall receive from any Holder or Holders of not less than Thirty-Five percent (35%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)                                  promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:  (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $3,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

(d)                                 If, from time to time after a registration statement has been declared effective, the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company there exist material non-disclosed information or events that render such registration statement inaccurate, then the Company may suspend further open market offers and sales of Registrable Securities under such registration statement (the “Suspension Right”).  In the event the Company exercises the Suspension Right, such suspension shall continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to the Company, or until such time as the information or event is no longer material, each as determined in good faith by the Company.  The Company shall promptly give each Holder written notice of (i) any such suspension and (ii) the termination of such suspension.  The period during which the Company is required to keep the registration statement effective shall be extended by a period equal in length to any and all periods during which open market offers and sales of Registrable Securities are suspended pursuant to exercise of the Suspension Right.  If the registration statement is suspended indefinitely or the effectiveness of the registration statement is withdrawn, the Holders shall be reimbursed for any expenses paid.

1.5                               Obligations of the Company.

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.  The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)                                  Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)                                 Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)                                  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

(f)                                    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                                 Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h)                                 Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)                                     Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6                               Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.  The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7                               Expenses of Registration.

(a)                                  Demand Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

(b)                                 Other Registrations.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Sections 1.3 and 1.4 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

1.8                               Underwriting Requirements.

In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  All Holders proposing to distribute their Securities through such underwriting shall (together with the Company as provided in Subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering, exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering.  For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9                               Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10                        Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)                                  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act; the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, partner, officer, director or stockholder of such Holder, legal counsel or accountants for each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)                                 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)                                 If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11                        Reports Under Securities Exchange Act of 1934.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                                  make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)                                 take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)                                  file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)                                 furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12                        Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (i) a subsidiary, parent, partner, limited partner, retired partner, or a stockholder of a Holder, or (ii) a transferee or assignee that after such assignment, holds at least 2,000,000 shares of Registrable Securities (as adjusted for recapitalizations, stock splits, stock dividends and the like), provided that:  (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act; and (c) such transferee or assignee agrees in writing to be bound by and be subject to the terms of this Agreement, including without limitation, the provisions of Section 1.14 below.  For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13                        Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

1.14                        “Market Stand-Off” Agreement.

Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company (such period not to exceed 180 days), following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that this Section 1.14 shall only be applicable to the Holders if and only if all officers, directors and

5% stockholders of the Company enter into similar agreements.  This Section 1.14 shall be of no further force and effect after the Company’s Initial Offering.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 1.14.

Notwithstanding the foregoing, the obligations described in this Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-1, Form S-3 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

1.15                        Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of the Initial Offering; (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three (3) month period without registration; and (iii) after the consummation of a Liquidation Event, as that term is defined in the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time).

2.                                      COVENANTS.

2.1                               Delivery of Financial Statements.

(a)                                  The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b)                                 As soon as practicable after the end of each fiscal year of the Company, the Company will furnish each Investor holding at least ten million (10,000,000) shares of Series A Preferred Stock (as adjusted for recapitalizations, stock splits, stock dividends and the like) (each, a “Major Investor”) and IAC/InterActiveCorp a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.  Such financial statements shall be audited and certified by independent public accountants of national standing selected by the Company’s Board of Directors.

(c)                                  The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the

Company, and in any event within sixty (60) days thereafter, an unaudited balance sheet of the Company as of the end of each such quarterly period, and an unaudited statement of income and an unaudited statement of cash flows of the Company for such period and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d)                                 The Company will furnish each Major Investor at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto).

(e)                                  Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 2.1(d) with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

2.2                               Right of First Offer.

Subject to the terms and conditions specified in this paragraph 2.2, the Company hereby grants to each Investor holding at least four million (4,000,000) shares of Registrable Securities (as adjusted for recapitalizations, stock splits, stock dividends and the like) (each, a “Senior Investor”) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).  For purposes of this Section 2.2, shares of Registrable Securities held by general partners or affiliates of an Investor shall be aggregated with shares held by such Investor.  An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Senior Investor in accordance with the following provisions.

(a)                                  The Company shall deliver a notice in accordance with Section 3.5 (the “Notice”) to the Senior Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b)                                 By written notification received by the Company within twenty (20) calendar days after receipt of the Notice, each Senior Investor may by delivery of written notice to the Company elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities issued and held, or issuable upon exercise and/or conversion of other securities then held, by such Senior Investor bears to the total number of shares of Common

Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).  The Company shall promptly, in writing, inform each Senior Investor that elects to purchase all the shares available to it (a “Fully-Exercising Senior Investor”) of any other Senior Investor’s failure to do likewise.  During the ten (10) day period commencing after such information is given, each Fully Exercising Senior Investor may elect to purchase that portion of the Shares for which the other Senior Investors were entitled to subscribe but which were not subscribed for by such Senior Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Registrable Securities then held, by such Fully Exercising Senior Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Registrable Securities then held, by all Fully Exercising Senior Investors who wish to purchase some of the unsubscribed shares.

(c)                                  If all Shares that Senior Investors are entitled to obtain or purchase pursuant to subsection 2.2(b) are not elected to be obtained or purchased as provided in subsection 2.2(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.2(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice.  If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Senior Investors in accordance herewith.

(d)                                 The right of first offer in this paragraph 2.2 shall not be applicable:  (i) to the issuance of Common Stock issued pursuant to a transaction described in Article IV(B)(4)(d)(iii) of the Company’s Certificate of Incorporation; (ii) to the issuance or sale of shares of Common Stock issuable or issued to employees, consultants, directors and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company Board of Directors; (iii) to the issuance or sale of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; (iv) to the issuance or sale of securities to financial institutions or lessors in connection with bona fide, arms length commercial credit arrangements, equipment financings, or similar transactions approved by the Board of Directors; (v) to shares issued upon conversion or exercise of any of the Company’s convertible or exercisable securities; (vi) to the issuance or sale of the Series B Preferred Stock pursuant to and as contemplated by the Purchase Agreement as of even date herewith; (vii) to the issuance of Common Stock issued or deemed issued pursuant to Article IV (B)(4)(d)(i)(E) as a result of a decrease in the conversion price of Series A Preferred Stock or Series B Preferred Stock; and (viii) to the issuance of Common Stock issued, in the aggregate amount of up to twenty-five percent (25%) of the fully-diluted capital stock of the Company, in connection with strategic commercial relationships that are unanimously approved by the Board of Directors.

2.3                               Proprietary Information and Inventions Agreements.

The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Company’s Board of Directors.

2.4                               Stock Vesting.

Except as otherwise determined by the Company’s Board of Directors, all grants of options under the Company’s 1999 Stock Option Plan made following the date of this Agreement shall be subject to the following vesting schedule:  25% shall vest on the 12 month anniversary of the employment relationship of the grantee, and the remaining unvested portion shall vest over the 36 months following the 12 month anniversary of such relationship.

2.5                               Termination of Covenants.

The covenants set forth in Sections 2.1, 2.2, 2.3 and 2.4 shall terminate and be of no further force or effect (i) immediately prior to the consummation of the Company’s public offering of shares of its Common Stock registered under the Securities Act resulting in net proceeds to the Company of at least $30,000,000, or (ii) upon a Liquidation Event, as that term is defined in the Company’s Restated Certificate of Incorporation (as amended from time to time).  The covenants set forth in Section 2.1 shall terminate as to each Investor and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in (i) or (ii) above.

3.                                      MISCELLANEOUS.

3.1                               Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2                               Governing Law.

This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.3                               Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4                               Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5                               Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).

3.6                               Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7                               Amendments and Waivers.

Any term of this Agreement (other than Section 2.1, Section 2.2 and Section 2.5) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding.  Section 2.1 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities held by Major Investors; provided that Section 2.1 (b) may only be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company, the holders of a majority of the Registrable Securities held by Major Investors and the holders of a majority of the Registrable Securities held by IAC/InterActiveCorp or its transferee authorized pursuant to the Purchase Agreement.  Section 2.2 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the holders of a majority of the Registrable Securities held by Senior Investors.  Section 2.5 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities held by (i) Major Investors in the event that the termination provisions related to Section 2.1 are being amended or waived, provided that if the termination provisions related to Section 2.1(b) are being amended or waived in a manner that adversely affects IAC/InterActiveCorp., the written consent of the holders of a majority of the Registrable Securities held by IAC/InterActiveCorp or its transferee authorized pursuant to the Purchase Agreement shall be required, or (ii) Senior Investors in the event that the termination provisions of Section 2.2 are being amended or waived.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

3.8                               Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.9                               Aggregation of Stock.

All shares of the Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10                        Additional Closings.

Any purchasers who acquire shares of the Company’s Series B Preferred Stock pursuant to the Purchase Agreement after the date hereof may become parties to this Investors’ Rights Agreement by executing a signature page hereto.

3.11                        Facsimile Execution and Delivery.

A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signatures of or on behalf of such party can be seen, and such execution and delivery, shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

3.12                        Prior Agreement.

The Prior Agreement is hereby amended and restated in its entirety and shall be of no further force or effect.

[Signature Pages Follow]

The parties have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY:

OpenTable, Inc.

By:	/s/ Thomas H. Layton
	Name:	Thomas H. Layton
	Title:	Chief Executive Officer

Address:		799 Market Street, No. 400
San Francisco, CA 94103

SIGNATURE PAGE TO AMENDED AND INVESTORS’ RIGHTS AGREEMENT

Impact Venture Partners, L.P.

By:	/s/ Adam Dell
	Name:	Adam Dell
	Title:	General Partner

Impact Entrepreneurs Fund, L.P.

By:	/s/ Adam Dell
	Name:	Adam Dell
	Title:	General Partner

Address:		600 Madison, 25th Floor
New York, New York 10022

With a copy to:

Jenkens & Gilchrist
Attn: John A. Menchaca, 11
2200 One American Center
600 Congress Avenue
Austin, Texas 78701

SIGNATURE PAGE TO AMENDED AND INVESTORS’ RIGHTS AGREEMENT

Benchmark Capital Partners IV, L.P.
as nominee for
Benchmark Capital Partners IV, L.P.
Benchmark Founders Fund IV, L.P.
Benchmark Founders Fund IV-A, L.P.
Benchmark Founders Fund IV-B, L.P.
and related individuals

By:	Benchmark Capital Management Co. IV,
L.L.C.
its general partner

By:	/s/ Steven M. Spurlock
	Name:	Steven M. Spurlock
	Title:	Managing Partner

Address:		2480 Sand Hill Road
Menlo Park, California 94082

With a copy to:

Jenkens & Gilchrist
Attn: John A. Menchaca, II
2200 One American Center
600 Congress Avenue
Austin, Texas 78701

SIGNATURE PAGE TO AMENDED AND INVESTORS’ RIGHTS AGREEMENT

IAC/InterActiveCorp

By:	/s/ Eric Korman

Its:	VP, M&A

Address:	152 West 57th Street, 42nd Floor
New York, New York 10019

SIGNATURE PAGE TO AMENDED AND INVESTORS’ RIGHTS AGREEMENT

Integral Capital Partners V, L.P.

By:	Integral Capital Management V, L.L.C.
Its General Partner

By:	/s/ Pamela K. Hagenah
Managing Member

Address:	3000 Sand Hill Road, Bldg 3, Ste 240
Menlo Park, California 94025

Integral Capital Partners V Side Fund, L.P.

By:	Integral Capital Management V, L.L.C.
Its General Partner

By:	/s/ Pamela K. Hagenah
Managing Member

Address:	3000 Sand Hill Road, Bldg 3, Ste 240
Menlo Park, California 94025

Integral Capital Partners V SLP Side Fund, L.L.C.

By:	Integral Capital Management V, L.L.C.
Its General Partner

By:	/s/ Pamela K. Hagenah
Managing Member

Address:	3000 Sand Hill Road, Bldg 3, Ste 240
Menlo Park, California 94025

SIGNATURE PAGE TO AMENDED AND INVESTORS’ RIGHTS AGREEMENT

Thomas H. Layton Separate Property Trust
Dated November 29, 1999, as amended

By:	/s/ Thomas H. Layton

Name:

Title:

Address:

SIGNATURE PAGE TO AMENDED AND INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

INVESTORS

Impact Venture Partners, L.P.

Impact Entrepreneurs Fund, L.P.

Benchmark Capital Partners IV, L.P.

IAC/InterActiveCorp

Integral Capital Partners V, L.P.

Integral Capital Partners Side Fund, L.P.

Integral Capital Partners SLP Side Fund, L.L.C.

Draper Richards L.P.

David V. Crowder and Alisyn Y. Crowder, trustees u/a/d 6/30/99

Horesy Family Living Trust

Arba, L.L.C.

Andrew John England

Michael D. Dellar and Leslye L. Dellar Trustees of the Michael D. Dellar and Leslye L. Dellar Revocable Trust, Dated 11/5/96

Hospitality Investments, G.P.

Thomas H. Layton Separate Property Trust Dated November 29, 1999, as amended